FOR IMMEDIATE RELEASE


                         THINK NEW ACQUISITION
                 ADDS TALENT, COMPETENCY AND GEOGRAPHY

          THINK NEW IDEAS ACQUIRES LARGEST INDEPENDENTLY-OWNED
 INTEGRATED MARKETING FIRM IN WASHINGTON STATE; WILL ADD $55 MILLION IN
   BILLINGS, NEW CLIENTS AND STRONG PRESENCE IN THE PACIFIC NORTHWEST


NEW YORK, NY -- APRIL 6, 1998 -- THINK New Ideas, Inc. (NASDAQ NMS:THNK) today announced that the company has acquired Herring/Newman, Inc., one of Seattle's largest full-service integrated marketing and communications firms and the largest independently-owned agency in the State of Washington with $55 million in annual billings in 1997. Herring/Newman's clients include Hewlett Packard, Westin Hotels & Resorts, AoFem Medical, The Seattle Times and The Seattle Opera, among others.

"The addition of Herring/Newman allows us to be highly competitive in an important and growing Seattle-based international market, while further strengthening our international global, blue-chip client list," said Scott Mednick, Chairman and CEO of THINK. "We believe this makes an important statement for THINK, further establishing our position as the marketing and communications company for the information age."

Herring/Newman will now be known as THINK Seattle, will provide a Pacific Northwest base and will immediately begin representing the full range of THINK marketing and communications competencies. All of Herring/Newman's current clients and all 60 current employees will be retained as THINK Seattle becomes part of the global THINK operating structure. Current management will remain in place on a regional level and join THINK's team on an international scope.

"Many companies tried to acquire us over the years, but we never considered the offers because we believe that our vision would have perished," said Bill Toliver, CEO of Herring/Newman. "When THINK approached us, we realized that management sees the world the same way we do. It was an easy decision. It's a great, innovative company."

"Herring/Newman contributes several elements that THINK feels are critical in an acquisition: profitability, a broad base of talent, geography, quality management, interactive and relationship management skills, access to new clients, and an almost ideal mix of culture and focus," commented Ron Bloom, President and COO of THINK. "The acquisition of Herring Newman dramatically increases our presence in the Pacific Northwest and exemplifies our acquisition efforts on both a strategic and tactical level."



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


In keeping with THINK's philosophy of working not as a holding company but as an operational entity, Herring/Newman will immediately begin re-branding itself as THINK Seattle. Top executives Bill Toliver, Alan Brown, and Dan Gross will remain at the helm of THINK Seattle, with Toliver becoming general manager, Brown serving as director of strategic planning and business development, and Gross as creative director. Phil Herring, president, will join THINK's corporate marketing team. The purchase price for the acquisition was $3 million with an aggregate of $400,000 in cash and the balance of which was in shares of the company's common stock.


THINK New Ideas, Inc., The Marketing and Communications Company for the Information Age, with offices in Los Angeles, New York, Atlanta, Boston and Seattle, provides marketing, technology and interactive business solutions to Fortune 500 and other high-profile clients. THINK is also positioned as one of the leading Internet and Intranet systems developers and interactive communications solutions providers in the emerging new technology and digital communications arena. The company's integrated solutions include the development of several proprietary Internet, Intranet tools and applications including WebMechanic, E-corp, ASAP, and X-Tracker, each providing specific solutions to business problems commonly faced by large corporations.

                                 # # #

Contact:
Dick Altman                                     Brian Czarny
Jacobson-Altman Public Relations Inc.           THINK  New  Ideas,
212-697-2620                                    212-216-0146
DICKALTMAN@ALTMANPR.COM                         BRIAN.CZARNY@THINKINC.COM





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